                                                                      Exhibit 12


                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges

                         (In millions except ratio data)

                                    Three Months
                                        Ended                               Years Ended December 31
                                       March 31      ---------------------------------------------------------------------
                                         2002           2001           2000           1999           1998           1997
                                      ---------      ---------      ---------      ---------      ---------      ---------
      Income Before Taxes             $ 2,321.5      $10,402.6      $ 9,824.1      $ 8,619.5      $ 8,133.1      $ 6,462.3

      Add:
       One-third of rents                  20.4           77.7           67.0           66.7           56.0           47.0
       Interest expense, net               78.1          369.7          361.9          236.4          150.6           98.2
       Preferred stock dividends           41.7          199.6          205.2          120.7           62.1           49.6
                                      ---------      ---------      ---------      ---------      ---------      ---------
        Earnings                      $ 2,461.7      $11,049.6      $10,458.2      $ 9,043.3      $ 8,401.8      $ 6,657.1
                                      =========      =========      =========      =========      =========      =========

      One-third of rents              $    20.4      $    77.7      $    67.0      $    66.7      $    56.0      $    47.0
      Interest expense                     95.3          464.7          484.4          316.9          205.6          129.5
      Preferred stock dividends            41.7          199.6          205.2          120.7           62.1           49.6
                                      ---------      ---------      ---------      ---------      ---------      ---------
        Fixed Charges                 $   157.4      $   742.0      $   756.6      $   504.3      $   323.7      $   226.1
                                      =========      =========      =========      =========      =========      =========

      Ratio of Earnings
       to Fixed Charges                      16             15             14             18             26             29
                                      =========      =========      =========      =========      =========      =========

For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.